Exhibit 16.1(a)

May 22, 2006

[GRANT THORNTON LETTERHEAD]

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Widepoint Corporation File No. 0-23967

Dear Sir or Madam:

We have read revised Item 4.01 of the Form 8-K/A No. 1 of Widepoint Corporation amending its Form 8-K dated February 24, 2006, and agree with the statements concerning our Firm contained therein. However, we make no comment regarding the current status of the material weaknesses in internal controls or regarding any remedial actions taken or proposed with respect to such material weaknesses.

Very truly yours,

/s/ GRANT THORNTON LLP